NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Previews Fiscal 2014 Fourth Quarter and Updates Pension Guidance

Menomonee Falls, Wis., February 23, 2015 - Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today revised the expected revenue and profitability range for its fiscal 2014 fourth quarter, which ended December 28, 2014. In addition, the Company has also updated its pension plan measurement as of the end of fiscal 2014, and finalized the results of a related pension lump sum window program.

The Company currently expects revenue of $29 million for the fourth quarter of fiscal 2014, compared with the prior estimated range of $27.0 million to $27.5 million. Given the increase in sales volume over the previous estimate, the Company further expects to report net income from continuing operations, adjusted to exclude a non-cash pension settlement charge of $37.1 million, in the range of $1.00 to $1.02 per share for the fourth quarter of fiscal 2014. The Company previously estimated net income from continuing operations for the fourth quarter of fiscal 2014, adjusted for the pension settlement charge, of $.65 to $.75 per share. Including the pension settlement charge, the Company expects to report a net loss from continuing operations of $33.0 million to $33.5 million, or a loss of $9.35 to $9.50 on a per share basis for the fourth quarter of fiscal 2014.

During 2014, in an effort to reduce the size, volatility, mortality risk, and costs of the pension plan, the Company offered a lump sum payout of pension benefits (a “lump sum window”) to 2,970 eligible deferred vested participants. The program, which was funding-neutral, was completed in December 2014. A total of 2,230 participants, or 75%, elected the lump sum option, with a total amount of $46.9 million paid out of pension plan assets. The Company’s pension liability was reduced by a similar amount.

In connection with the lump sum window, the Company expects to record a non-recurring, non-cash settlement charge of $37.1 million as a component of its pension expense in the fourth quarter of fiscal 2014. The settlement charge had no impact on the Company’s cash flow or financial position and is expected to reduce future pension expense.

As of the end of fiscal 2014, the Company measured its pension plan for accounting purposes using a discount rate assumption of 3.55%, down from 4.45% at the end of fiscal 2013. The Company currently expects to report a net pension liability in the range of $25 million to $30 million as of December 28, 2014. The net pension liability entering fiscal 2014 was $48 million. From a funding standpoint, the Company is not required to make any mandatory contributions to the pension plan in fiscal 2015, while projected future contributions to achieve fully funded status are currently estimated at $25 million.

The Company expects to release final results for the fourth quarter and full fiscal year 2014 on March 12, 2015, following completion of its annual audit.

About Magnetek, Inc.
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings
All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.
Special Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter and fiscal year 2014, as well as statements related to the Company’s pension outlook for fiscal years beyond 2014. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings, unanticipated adjustments to our projected year-end financial statements, unanticipated changes in the funded status of the Company’s pension plan, and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.